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                                                             EXHIBIT 10.(a)(10)

                            ADVANCE ROSS CORPORATION


                               AMENDMENT NO. 3 TO
                              EMPLOYMENT AGREEMENT


    THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into effective as of March 14, 1994 between Advance Ross Corporation, a Delaware corporation (the "Company") and Harve A. Ferrill ("Ferrill").

                                WITNESSETH THAT:

    WHEREAS, the parties hereto entered into an Employment Agreement on November 14, 1990; and the parties hereto entered into Amendment No. 1 to such Employment Agreement on November 14, 1990 and Amendment No. 2 to such Employment Agreement effective January 1, 1992 (collectively, the "Employment Agreement"); and

    WHEREAS, the parties hereto wish to further amend the Employment Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

                                  AGREEMENTS:

    The parties hereto agree to amend the Employment Agreement by deleting aforementioned Amendment No. 2 to the Employment Agreement in its entirety and substituting in its place the following:

I.  Supplemental Retirement Benefits

    Ferrill shall be entitled to receive a supplemental retirement benefit from the Company on the following terms and conditions:

    1. Amount. The supplemental retirement benefit shall be an annual amount equal to $125,000 payable in equal monthly installments as a single life annuity commencing on the date Ferrill attains age 65, reduced by the sum of
(a) the actuarial equivalent of annual benefits payable from the Company's defined benefit pension plan, payable as a single life annuity commencing on the date Ferrill attains age 65, and (b) the actuarial equivalent of the annual benefits payable from the Company's defined contribution plan attributable to contributions from the Company (including earnings thereon, but not including any amount described in Section 401(k) of the Code) payable as a single life annuity commencing on the date Ferrill attains age 65.

    2. Commencement Date and Form. The supplemental retirement benefit shall commence to be paid on the date Ferrill's benefit under the Company's defined benefit pension


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plan commences to be paid, but not earlier than the date Ferrill attains age
62. If the supplemental retirement benefit commences to be paid prior to the date Ferrill reaches age 65, the supplemental retirement benefit shall be reduced by the same factor as applies (or would apply) to Ferrill with respect to the early commencement of Ferrill's benefit under the Company's defined benefit pension plan. In the event Ferrill has a spouse on the date the supplemental retirement benefit commences to be paid, Ferrill may elect to receive the supplemental retirement benefit in a form other than the single life annuity form, provided (a) the form is the actuarial equivalent of the single life annuity form payable to Ferrill and (b) the Board of Directors consents to such alternative form of payment. Regardless of whether Ferrill has a spouse on the date the supplemental retirement benefit would commence to be paid, Ferrill may receive the supplemental retirement benefit in the form of a single sum payment if (a) Ferrill requests distribution in such form not later than one year prior to the date the supplemental retirement benefit is payable and payment in the form of a single sum is approved by the Board of Directors, or (b) Ferrill requests such distribution following a "change in control" (as defined in the Advance Ross Corporation Stock Option Plan effective June 25, 1991).

    3. Accrual and Vesting. The supplemental retirement benefit shall be fully vested and nonforfeitable on the date Ferrill attains age 62 if Ferrill is an employee of the Company on that date. The supplemental retirement benefit shall be fully vested and nonforfeitable if Ferrill terminates employment from the Company prior to the date he attains age 62 if the reason for the termination of employment is death, Disability, a termination pursuant to a notice to Ferrill by the Company of its intent to terminate his employment for a reason other than Cause or the termination of the Employment Agreement resulting in Ferrill's right to severance benefits pursuant to Section 6 of the Employment Agreement. Ferrill shall forfeit his right to the supplemental retirement benefit if he terminates employment from the Company prior to age 62 unless the termination of employment is due to death, Disability, a termination pursuant to a notice to Ferrill by the Company of its intent to terminate his employment for a reason other than Cause, or a termination of the Employment Agreement resulting in Ferrill's right to severance benefits pursuant to
Section 6 of the Employment Agreement. Regardless of his age, Ferrill will forfeit the supplemental retirement benefit if the termination of employment is due to Cause.

    4. Death Benefit. If Ferrill dies prior to the forfeiture of the supplemental retirement benefit and prior to the payment or the commencement of payment hereunder, the spouse to whom Ferrill is married on the date of his death shall be entitled to a death benefit equal to 66-2/3% of the benefit Ferrill would have received had Ferrill commenced to receive the supplemental retirement benefit on the date before his death in the form of a joint and 66-2/3% survivor annuity. No other benefit or right shall exist with respect to the supplemental retirement benefit or consulting right if a death benefit is paid hereunder.

    5. Funding. All payments for the supplemental retirement benefit shall be from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. In the event Ferrill reasonably anticipates a change in control (as defined in the Advance Ross Corporation Stock Option Plan effective June 25,
1991) of the Company and notifies the Board of Directors in writing to that effect, the Company shall, at its expense, arrange for a trust to be established and contribute thereto assets,





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including without limitation, an irrevocable standby letter of credit, pursuant to which the supplemental retirement benefits shall be paid, subject to the claims of the Company's unsecured creditors.

    6. Terms and Conditions. For purposes of this Amendment, the following terms shall apply:

         (a) "Actuarial equivalent" shall mean, for purposes of calculating the value of the benefits payable under the Company's defined benefit pension plan, the Company's defined contribution plan, any single sum payment and optional forms of benefit payment, the benefit having the same value as the benefit which it replaces based upon the 1983 Group Annuity Mortality Male Table and an interest rate of 7-1/4%. For purposes of determining any adjustment for benefits commencing before age 65, the actuarial equivalent shall be based upon the assumptions, factors or tables provided for determining such value under the defined benefit plan of the Company.

         (b) "Joint and 66-2/3% survivor annuity" means a benefit payable during the lifetime of Ferrill with the provision that 66-2/3% of such monthly benefit shall be payable to his spouse commencing on the date of death and ending on the last day of the month in which such spouse dies and which is the actuarial equivalent of the supplemental retirement benefit he would have received had he commenced to be paid the supplemental retirement benefit in the form of a single life annuity on the day before his death.

         (c) "Single life annuity" shall mean a benefit payable during the lifetime of Ferrill through the month of Ferrill's death.

         (d) "Single sum payment" means a single sum payment of cash which is actuarially equivalent to the supplemental retirement benefit paid as a single life annuity.

II. Consulting Services

    1. Consulting. If Ferrill's employment (without regard to this Amendment) is terminated by the Company prior to the date Ferrill attains age 65, including, without limitation, a termination pursuant to a notice to Ferrill by the Company of its intent to terminate his employment prior to the date Ferrill would attain age 65, other than due to death, Disability or Cause, the Company agrees to retain Ferrill as a consultant on the terms and conditions set forth herein. If Ferrill's employment is terminated by Ferrill for no reason or is due to death, Disability or Cause, the provisions of this Amendment regarding Consulting Services shall be void and without effect. If Ferrill's employment is terminated by Ferrill or by the Company for a reason that results in Ferrill's right to severance benefits pursuant to Section 6 of the Employment Agreement, the Company agrees to retain Ferrill as consultant on the terms and conditions set forth herein but not earlier than the first calendar month next following the month for which severance payments are paid or are payable.

    2. Term. If Ferrill has the right to perform and be compensated for the provision of consulting services, he shall give 30 days' written notice of his intent to provide such





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consulting services.  The term for the provision of consulting services shall begin on the date specified in the written notice from Ferrill, but shall not be earlier than the date Ferrill accrues the right to provide consulting services. The provision of consulting services shall terminate upon the earlier of the date requested by Ferrill in writing and the date Ferrill dies, becomes Disabled or attains age 65 unless the Company and Ferrill shall otherwise agree in writing.

    3. Compensation. For each calendar month through the month in which Ferrill attains age 62 or the consulting term ends (whichever is earlier), the Company shall pay Ferrill in consideration of the consulting services rendered sixty percent (60%) of the monthly Base Amount Ferrill was receiving immediately prior to his termination of employment (determined without regard to any reduction in such Base Amount that would constitute a breach of the Employment Agreement). For each calendar month following the month in which Ferrill attains age 62 and continuing through the remainder of the consulting term, the Company shall pay Ferrill in consideration of the consulting services rendered forty percent (40%) of the monthly Base Amount Ferrill was receiving immediately prior to his termination of employment (determined without regard to any reduction in such Base Amount that would constitute a breach of the Employment Agreement). Ferrill shall also receive continuously through the consulting period medical, hospital, life and disability insurance in such amounts and under such terms and conditions as other senior executive officers of the Company shall receive such insurance. The Company agrees to reimburse Ferrill for all reasonable direct expenses incurred by Ferrill in connection with rendering of consulting services. The Company will provide Ferrill reasonable office space and secretarial support during the consulting period.

    4. Duties. During the consulting period, Ferrill shall consult with the senior officers of the Company with regard to matters for which Ferrill is reasonably qualified and experienced. The obligation to render consulting services shall not exceed seven (7) business days each calendar month during the consulting term through the month in which Ferrill attains age 62 and not to exceed five (5) business days each calendar month after the month in which he attains age 62 during the remainder of the consulting term.

III.     General

    1. This Amendment shall be construed consistently with the terms and conditions of the Employment Agreement, and the terms and conditions of the Employment Agreement including, without limitation, the definitions contained therein and Section 15 of the Employment Agreement shall apply to this Amendment.

    2. Except as amended or otherwise provided in this Amendment, the Employment Agreement remains unchanged and in full force and effect.





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   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                                      HARVE A. FERRILL
                                               -------------------------------
                                                      Harve A. Ferrill


                                            ADVANCE ROSS CORPORATION


                                            By:
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                                                   a duly authorized signatory





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